Dear Shareholders, Employees and Friends:

Today, May 1st is the deadline for filing our 2008 Form 10-K with the SEC in order for our common stock to continue to trade on the OTC Bulletin Board.   Although we have worked diligently toward meeting this deadline, we have not completed the full 10-K and will be past the grace period FINRA granted.

Had we not expanded our review of transactions beyond 2007 and 2008, we would have been able to file before today without incident.  When I wrote my last letter to you, I was confident we could file the 10-K in April.  We then discovered that a 2006 transaction needed restatement, which greatly delayed  our progress on the 10-K because we had to  open up another year for restatement and include a new section to the 10-K.

We started behind the 8-ball when we found the original transactions needed to be restated and filed the first 8k February 23rd – just three short weeks before having to file our 10-K.  The second setback was finding the 2006 transactions – again just weeks prior to our anticipated April filing date.

The restatement process is very time consuming.  For each material transaction, we have to record all the facts, write them up with technical accounting support and determine if it was properly recorded.  Our position paper is then circulated to the auditors for concurrence.  We’ve done that with 10+ transactions with me and my staff working seven days a week for the past two months.  It is difficult to demonstrate how time consuming this is, but our objective is to prepare everything correctly.

Currently, we hope to finalize our 2008 10-K in the next week and hand it off to our external audit firm for final review.  They have their own internal processes that cannot be rushed, but we are hopeful that this can be done quickly, although we can’t give any specificity to their timeline.  Once we finish the audit and review process with our outside auditors we will file the 10-K immediately with the SEC and send out a press release letting you all know when we will host a conference call to discuss the results.  We are simultaneously working on our 1st quarter results and we still anticipate releasing those in May as well.

We fully understand the implications of not filing by the end of today and trading on the Pink Sheets is not what we wanted.   However, we have prepared ourselves to get listed again on the OTC Bulleting Board as soon as possible once we file the 10-K.  In order to accomplish this, NutraCea will need a market maker to file a form 211 with FINRA and FINRA to approve the filing, We have several market makers that have indicated that they  are willing to do this for us.  Therefore, we expect to be relisted fairly quickly after we file our 10-K.

I am very proud of my staff; they have worked day and night for weeks to get our shareholders the best possible information we can.  We have restated three years of financials in two months and that is quite an accomplishment.  We are also grateful to our shareholders for their support and hope to be back on the OTC Bulletin Board very soon.

Kind regards,

Olga
Olga Hernandez-Longan
Chief Financial Officer

Forward Looking Statements

The foregoing letter contains forward-looking statements, including, but not limited to, statements regarding the trading of our common stock on the OTC Bulletin Board and the times in which we anticipate completing and filing with the SEC our Annual Report of Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. These statements are made based upon current expectations and actual results may differ from those projected, due to various risks and uncertainties. We do not undertake to update forward-looking statements in this letter to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in our filings with the Securities and Exchange Commission, including our most recent current and periodic reports.